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                                 PRESS RELEASE

FOR IMMEDIATE RELEASE                                Contact: Elliott H. Vernon
                                               President, Chairman of the Board
                                                    and Chief Executive Officer
                                                                 (732) 224-9292

               HIS ANNOUNCES ACQUISITION OF MRI RADIOLOGY IMAGING
                               OF LOWER MANHATTAN

Middletown, New Jersey - November 6, 1997 - HealthCare Imaging Services, Inc. (NASDAQ:HISS), announced today that it had acquired all of the net assets and business of MRI Radiology Imaging of Lower Manhattan, which is a fixed site MRI facility, with ultrasound, located at 45 Beekman Street in New York City for a purchase price of approximately $2.2 million, subject to postclosing adjustment, in a combination of cash and stock. The Company also announced it had entered into a professional services agreement with George Braff, M.D., former owner of the facility, to continue to provide all medical services at the facility. Dr. Braff is also the Medical Director of the Company and the supervising radiologist at two of the Company's other MRI facilities.

Elliott H. Vernon, President and Chief Executive Officer of the Company, stated "The acquisition of the Beekman Street facility provides the Company with a foothold in the Manhattan diagnostic imaging market, and strategically complements the Company's other facilities located in Brooklyn, New York, New Jersey and Pennsylvania. The Company expects that based on the historic utilization rate of the facility, it should be immediately accretive to earnings. We are also pleased to be able to avail ourselves of Dr. Braff's services at another one of our imaging facilities."

George Braff, M.D., J.D., received his M.D. degree from Mount Sinai School of Medicine in New York, NY, and his J.D. degree from N.Y.U. School of Law, also in New York City. He is Board-Certified in Diagnostic Radiology and is also certified by the American Board of Quality Assurance/Utilization Review. Dr. Braff has been in practice for over 19 years. In addition, to his position as Director of Radiology at Terence Cardinal Cooke HealthCare Center in New York City , he is a Director of Radiology at the Cumberland Diagnostic and Treatment Center in Brooklyn, NY and the Supervising Radiologist for the Kate Depew Strang Cancer Prevention Center in NYC.

This communication may include certain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that may or may not materialize. Any statements contained herein which are not historical facts or which contain the words expect, believe, estimate or anticipate shall be deemed to be forward-looking statements. These forward-looking statements are subject to certain risks, uncertainties and other factors which could cause actual results to differ materially. Additional information or factors that could potentially affect the Company or its financial results may be included in the Company's filings with the Securities and Exchange Commission.

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HealthCare Imaging Services, Inc. is a healthcare management and services company, specializing in magnetic resonance imaging, that provides state-of-the-art healthcare equipment, facilities and services to physicians, hospitals, and other healthcare providers. The Company currently owns and operates seven fixed-site imaging facilities in New York, New Jersey and Pennsylvania.